Exhibit 99

MATTHEW FLYNN STEPS DOWN FROM CFO POSITION OF PRIMEDIA

Vice Chairman Beverly Chell to Serve as Interim CFO

NEW YORK, NY (December 30, 2005) — PRIMEDIA Inc. (NYSE: PRM) today announced that Matthew Flynn has resigned from his post as Senior Vice President and Chief Financial Officer to become Chief Financial Officer of Hanley Wood, LLC. Beverly Chell, the Company’s Vice Chairman who is currently overseeing the corporate financial departments, will serve as Interim CFO.  All corporate financial personnel including the CFO have been and will continue to report to Ms. Chell.

“While we are disappointed that Matt has decided to leave PRIMEDIA, we appreciate all that he has done in his nearly five years with the Company,” said Dean Nelson, PRIMEDIA’s Chairman, CEO, and President. “Matt skillfully guided our finances through a particularly challenging period, and did so with professionalism and dedication. We wish him well on his new endeavor.

“As one of PRIMEDIA’s founders and a member of the Company’s Board of Directors, Beverly is the obvious choice to serve as our Interim CFO. Since founding the Company more than a decade ago, she has helped to position the Company as a leader in the industry and we’re very fortunate to have her directing our internal financial team,” added Nelson.

Mr. Flynn served as PRIMEDIA’s Senior Vice President, Chief Financial Officer since May 2003.  He joined the Company in March 2001 and worked closely with the Company’s lenders, rating agencies and managed relationships with investors and other key stakeholders. During his tenure, the Company significantly reduced its leverage and successfully issued $975 million in aggregate Senior Notes.

About PRIMEDIA
PRIMEDIA is the leading targeted media company in the United States. With 2004 revenue of $1.1 billion, its properties comprise over 135 brands that connect buyers and sellers through print publications, websites, events, newsletters and video programs in three market segments:

— Enthusiast Media is the #1 special interest magazine publisher in the U.S. with more than 120 publications, 115 websites, 100 events, 9 TV programs, 340 branded products, and has such well-known brands as Motor Trend, Automobile, Creating Keepsakes, In-Fisherman, Power & Motoryacht, Hot Rod, Snowboarder, Stereophile and Surfer.

— Consumer Guides is the #1 publisher and distributor of free consumer guides in the U.S. with Apartment Guide, Auto Guide and New Home Guide, distributing free consumer publications through its proprietary distribution network, DistribuTech, in more than 49,000 locations.

— Education includes Channel One, a proprietary network to secondary schools; Films Media Group, a leading source of educational videos; and Interactive Medical Network, a continuing medical education business.

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CONTACT:

(Investors) Eric Leeds: 212-745-1885
(Media) Elliot Sloane: 212-446-1860